Exhibit 99.1

New Jersey American Water Granted New Rates by
New Jersey Board of Public Utilities
Increase Driven by Over $1 Billion in System Investments; Offset by Tax Credit to Customers

CAMDEN, N.J. (October 28, 2020) – The New Jersey Board of Public Utilities (BPU) today approved changes to New Jersey American Water’s base water and wastewater rates. The BPU also approved a credit resulting in the pass-back to customers over the next 10 months of $32.5 million in excess accumulated deferred income taxes associated with the Tax Cuts and Jobs Act. For the average residential customer, the base rate increase of $39 million annually will be offset by the credit through August 31, 2021.

The company’s rate request was filed on December 16, 2019 and was driven by more than $1 billion in infrastructure investment in treatment system and distribution upgrades since the last rate case.

With the approved rate increase, the monthly bill for an average water customer using 5,400 gallons will increase approximately $2.56, and the monthly bill for an average wastewater customer will increase approximately $2.52. However, due to the approved credit, the average residential customer using 5,400 gallons of water per month will see little to no change in their bills through August 31, 2021.

“We are proud of the level of investment we are able to make into our systems to continue to provide high-quality service, while keeping efficiencies up and costs down to balance the impact to customers,” said Cheryl Norton, President, New Jersey American Water. “The combination of good capital planning and sound business management on our part helps keep water and wastewater service both reliable and affordable for the 2.8 million people who count on us.”

Customers will receive information about the new rates, as well as the credit they will receive, in their next New Jersey American Water bill. This information will also be available on the company’s website at www.newjerseyamwater.com under Customer Service & Billing, Your Water and Wastewater Rates, or by calling 800-272-
1325, Monday through Friday, 7 a.m. to 7 p.m.

New Jersey American Water also wants to remind customers about the bill paying assistance programs available, as customers may now be facing circumstances that are stretching their financial resources. Customers who are having difficulty paying their water and/or wastewater bills are encouraged to arrange for payment arrangements or budget billing by calling the company’s Customer Service Center at 800-272-1325. Customers who meet low income requirements may also apply for assistance through the company’s H2O Help to Others program, administered by New Jersey Shares. More information can be found www.newjerseyamwater.com under Customer Service & Billing, Bill Paying Assistance.
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About New Jersey American Water
New Jersey American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.8 million people. For more information, visit www.newjerseyamwater.com and follow New Jersey American Water on Twitter and Facebook.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to more than 15 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Media Contact:
Denise Venuti Free
Director of Communications and External Affairs
Cell: 856-449-7357
Denise.Free@amwater.com